Exhibit 99.1

Juniata Valley Financial Corp. Announces Second Quarter 2023 Results

Mifflintown, PA, July 21, 2023 (GLOBE NEWSWIRE) -- Juniata Valley Financial Corp. (OTCQX:JUVF) (“Juniata”), announced net income for the three months ended June 30, 2023 of $1.4 million, a decrease of 29.5% compared to net income of $2.0 million for the three months ended June 30, 2022. Earnings per share, basic and diluted, decreased 30.0%, to $0.28, during the three months ended June 30, 2023, compared to $0.40 during the three months ended June 30, 2022. Net income for the six months ended June 30, 2023 decreased 23.6%, to $3.1 million, compared to net income of $4.1 million for the six months ended June 30, 2022. Earnings per share, basic and diluted, decreased 24.4% during the six months ended June 30, 2023, to $0.62, compared to basic and diluted earnings per share of $0.82 during the corresponding 2022 period.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “We are pleased to deliver solid operating results for the first half of 2023 despite more than $440,000 in non-recurring expenses recorded in the second quarter and the challenges facing the banking industry; our fundamentals remain very strong. Like the banking industry in general, the full effects of the rapid interest rate increases of the last 18 months have affected our results. We continue to attempt to mitigate net interest margin compression with a global strategy for loan and deposit pricing while taking a more granular approach to address the intense competition to retain and attract loan and deposit customers. Our asset quality continues to be outstanding. We successfully integrated the Path Valley branch into our network on May 12, 2023 and we look forward to expanding our presence in the Spring Run region and taking advantage of new opportunities for growth.”

Financial Results Year-to-Date

Annualized return on average assets for the six months ended June 30, 2023, was 0.75%, a decrease of 25.0% compared to the annualized return on average assets of 1.00% for the six months ended June 30, 2022. Annualized return on average equity for the six months ended June 30, 2023 was 16.87%, an increase of 21.8% compared to the annualized return on average equity of 13.85% for the six months ended June 30, 2022.

Net interest income was $11.4 million during the six months ended June 30, 2023 compared to $12.0 million during the comparable 2022 period. Average earning assets increased $51.1 million, or 6.6%, to $831.7 million, during the six months ended June 30, 2023, compared to the same period in 2022, due primarily to an increase of $69.5 million, or 16.5%, in average loans. The increase in average loans was partially offset by a decline of $15.4 million, or 4.4%, in average investment securities as the amortization on the mortgage-backed securities portfolio was used to fund loan growth rather than being reinvested into the securities portfolio. Average interest bearing liabilities increased by $31.0 million, or 5.5%, during the six months ended June 30, 2023 compared to the comparable 2022 period, due primarily to growth in average short-term borrowings, which were also used to fund loan growth. The yield on average loans and investment securities increased by 32 basis points and 18 basis points, respectively, in the six months ended June 30, 2023 compared to the six months ended June 30, 2022, while the cost of short-term borrowings over the same period increased by 170 basis points primarily due to the increase in market interest rates as both the prime rate and federal funds target range increased by 350 basis points between periods. The yield on earning assets increased 44 basis points, to 3.86%, in the six months ended June 30, 2023 compared to the six months ended June 30, 2022, while the cost to fund interest earning assets with interest bearing liabilities increased 105 basis points, to 1.51%. The net interest margin, on a fully tax equivalent basis, decreased from 3.12% during the six months ended June 30, 2022, to 2.81% during the six months ended June 30, 2023.

Juniata adopted ASU 2016-13 – Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments as of January 1, 2023, resulting in the recording of a $1.1 million increase to the allowance for credit losses. The new current expected credit loss (CECL) model is based on forecasted economic scenarios as well as qualitative factors specific to Juniata. While Juniata continued to experience favorable asset quality trends, elevated qualitative risk factors including economic uncertainty, national delinquency trends and the effects of the increasing interest rate environment, in addition to loan growth, were considered, resulting in a credit loss expense of $290,000 for the six months ended June 30, 2023, compared to a provision expense of $250,000 for the six months ended June 30, 2022.

Non-interest income was $2.6 million during the six months ended June 30, 2023 compared to $2.7 million during the six months ended June 30, 2022, a decrease of 2.5%. Most significantly impacting the comparative six month periods was a $1.1 million decline in the loss on sales and calls of securities due to the execution of a balance sheet and regulatory capital management strategy in 2022 in which $1.1 million in securities losses were offset by $1.2 million in gains from the termination of two derivatives contracts, recorded in other non-interest income. Also impacting the comparative six month periods was a $110,000 increase in life insurance proceeds during the six months ended June 30, 2023 compared to the six months ended June 30, 2022, which was offset by decreases of $61,000 in fees derived from loan activity, $57,000 in customer service fees and $48,000 in commissions from sales of non-deposit products.

Non-interest expense was $10.2 million during the six months ended June 30, 2023 compared to $9.9 million during the six months ended June 30, 2022, an increase of 3.3%. Most significantly impacting non-interest expense in the comparative six month periods was a $298,000 increase in data processing expense primarily due to a $238,000 breakage fee paid to Juniata’s current core service provider as Juniata plans to convert to a new core service provider in the first quarter of 2024, as well as a $209,000 increase in merger and acquisition expense due to the completion of the Path Valley branch acquisition in the second quarter of 2023. These increases were partially offset by a decline of $208,000 in low-income housing partnership amortization expense during the six months ended June 30, 2023 versus the comparable 2022 period due to the completion of the 10-year amortization period in January 2023 for one of Juniata’s low-income housing partnership investments.

An income tax provision of $398,000 was recorded during the six months ended June 30, 2023 compared to an income tax provision of $386,000 recorded during the six months ended June 30, 2022. Juniata qualifies for a federal tax credit for investments in low-income housing partnerships. The tax credit decreased from $451,000 in the six months ended June 30, 2022 to $202,000 in the six months ended June 30, 2023 due to the completion of the amortization period for one of Juniata’s low-income housing partnership investments.

Financial Results for the Quarter

Annualized return on average assets for the three months ended June 30, 2023 was 0.67%, a decrease of 30.9%, compared to 0.97% for the three months ended June 30, 2022. Annualized return on average equity for the three months ended June 30, 2023 was 14.97%, a decrease of 3.6%, compared to 15.53% for the three months ended June 30, 2022.

Net interest income was $5.7 million for the three months ended June 30, 2023 compared to $6.0 million for the three months ended June 30, 2022. Average earning assets increased $41.4 million, or 5.2%, to $833.9 million during the three months ended June 30, 2023, compared to the same period in 2022, primarily due to an increase of $70.4 million, or 16.6%, in average loans, partially offset by a decline of $29.0 million, or 8.0%, in average investment securities. Average interest bearing liabilities increased by $26.6 million, or 4.6%, compared to the comparable 2022 period, primarily due to growth in short-term borrowings. The yield on average loans and investment securities increased by 50 basis points and 12 basis points, respectively, for the three months ended June 30, 2023 compared to the three months ended June 30, 2022 while the rate on short-term borrowings and other interest bearing liabilities increased by 235 basis points over the same period, primarily due to the 350 basis point increase in market interest rates between periods. The yield on earning assets increased 52 basis points, to 3.92%, during the three months ended June 30, 2023 compared to same period in 2022, while the cost to fund interest earning assets with interest bearing liabilities increased 118 basis points, to 1.66%. The net interest margin, on a fully tax equivalent basis, decreased from 3.08% during the three months ended June 30, 2022, to 2.76% during the three months ended June 30, 2023.

Juniata recorded a credit loss expense of $47,000 for the three months ended June 30, 2023 compared to a provision expense of $222,000 for the three months ended June 30, 2022. While elevated qualitative risk factors were considered including economic uncertainty and the effects of the increasing interest rate environment, favorable asset quality trends, slower loan growth than the comparative 2022 period and net recoveries recorded during the three months ended June 30, 2023 resulted in a lower credit loss expense in the 2023 period.

Non-interest income was $1.4 million for the three months ended June 30, 2023 and June 30, 2022. Most significantly impacting non-interest income in the comparative three month periods was a $1.1 million decrease in the loss on sales and calls of securities recorded as no securities losses were recorded in the 2023 period, as well as a $1.2 million decrease in other noninterest income due to $1.2 million in gains from the termination of two derivatives contracts recorded in other non-interest income in the 2022 period. Also affecting non-interest income between the three months ended June 30, 2023 and 2022 was an increase of $110,000 in life insurance proceeds, which was partially offset by decreases of $39,000 in commissions from sales of non-deposit products, $24,000 in fees derived from loan activity and $23,000 in customer service fees.

Non-interest expense was $5.5 million for the three months ended June 30, 2023, compared to $5.0 million for the three months ended June 30, 2022, an increase of 8.5%. Most significantly impacting non-interest expense in the comparative three month periods was a $280,000 increase in data processing expense due primarily to recording a $238,000 breakage fee paid to Juniata’s current core service provider as Juniata plans to convert to a new core service provider in the first quarter of 2024, as well as a $209,000 increase in merger and acquisition expense during the three months ended June 30, 2023 from the completion of the Path Valley branch acquisition in the second quarter of 2023. These increases were partially offset by a $120,000 decline in amortization of investment in low-income housing partnerships due to the completion of the amortization period for one of Juniata’s low-income housing partnership investments in January 2023.

An income tax provision of $151,000 was recorded during the three months ended June 30, 2023 compared to an income tax provision of $177,000 recorded during the three months ended June 30, 2022. The federal tax credit for investments in low-income housing partnerships decreased from $226,000 in the three months ended June 30, 2022 to $82,000 in the three months ended June 30, 2023 due to the completion of the amortization period for one of Juniata’s low-income housing partnership investments.

Financial Condition

Total assets as of June 30, 2023 were $845.5 million, an increase of $14.6 million, or 1.8%, compared to total assets of $830.9 million at December 31, 2022. Comparing asset balances on June 30, 2023 and December 31, 2022, cash and cash equivalents increased by $3.6 million and total loans increased by $20.7 million, while total debt securities decreased by $8.8 million. On May 12, 2023, Juniata acquired $18.7 million in deposits from the Path Valley branch acquisition, which contributed to the $28.5 million increase in total deposits as of June 30, 2023 compared to December 31, 2022, as well as the $13.9 million decrease in short-term borrowings and repurchase agreements as the funds from the acquired deposits were used to repay Federal Home Loan Bank overnight borrowings.

Juniata maintains a strong liquidity position as of June 30, 2023, with additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $180.5 million and $68.0 million in additional borrowing capacity of from either the Federal Reserve’s Discount Window or the Federal Reserve’s new Bank Term Funding Program (BTFP), as well as an authorized internal limit for brokered deposits of $175.0 million. Juniata had no brokered deposits outstanding as of June 30, 2023.

Subsequent Event

On July 18, 2023, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on August 17, 2023, payable on September 1, 2023.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Franklin, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the OTCQX Best Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the current views of Juniata’s management with respect to, among other things, future events and Juniata’s financial performance. When words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words  or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business, many of which, by their nature, are inherently uncertain and beyond the control of Juniata. These statements are not historical facts or guarantees of future performance, events or results and are subject to risks, assumptions and uncertainties that are difficult to predict. If one or more events related to these or other risks or uncertainties materializes, or if underlying assumptions prove to be incorrect, actual results may differ materially from this forward-looking information. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	June 30, 2023	December 31, 2022
ASSETS
Cash and due from banks	$14,383	$10,856
Interest bearing deposits with banks	190	143
Cash and cash equivalents	14,573	10,999

Equity securities	992	1,056
Debt securities available for sale	69,098	73,536
Debt securities held to maturity (fair value $202,267 and $209,887, respectively)	205,208	209,565
Restricted investment in bank stock	2,483	3,666
Total loans	505,184	484,512
Less: Allowance for credit losses	(5,442)	(4,027)
Total loans, net of allowance for credit losses	499,742	480,485
Premises and equipment, net	8,211	8,190
Bank owned life insurance and annuities	14,712	15,197
Investment in low income housing partnerships	1,315	1,507
Core deposit and other intangible assets	393	121
Goodwill	9,871	9,047
Mortgage servicing rights	87	92
Deferred tax asset	12,112	11,838
Accrued interest receivable and other assets	6,664	5,576
Total assets	$845,461	$830,875
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$195,300	$199,131
Interest bearing	544,677	512,381
Total deposits	739,977	711,512

Short-term borrowings and repurchase agreements	41,827	55,710
Long-term debt	20,000	20,000
Other interest bearing liabilities	1,006	1,011
Accrued interest payable and other liabilities	5,650	5,693
Total liabilities	808,460	793,926
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at June 30, 2023 and December 31, 2022; Outstanding - 5,018,129 shares at June 30, 2023 and 5,003,059 shares at December 31, 2022	5,151	5,151
Surplus	24,852	24,986
Retained earnings	51,291	51,217
Accumulated other comprehensive loss	(42,013)	(41,867)
Cost of common stock in Treasury: 133,150 shares at June 30, 2023; 148,220 shares at December 31, 2022	(2,280)	(2,538)
Total stockholders' equity	37,001	36,949
Total liabilities and stockholders' equity	$845,461	$830,875

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except share and per share data)	June 30,		June 30,
	2023	2022	2023	2022
Interest income:
Loans, including fees	$6,509	$5,052	$12,629	$10,160
Taxable securities	1,579	1,609	3,159	2,986
Tax-exempt securities	37	40	73	80
Other interest income	29	18	45	25
Total interest income	8,154	6,719	15,906	13,251
Interest expense:
Deposits	1,885	550	3,328	1,012
Short-term borrowings and repurchase agreements	468	22	883	35
Long-term debt	118	118	234	234
Other interest bearing liabilities	10	1	20	2
Total interest expense	2,481	691	4,465	1,283
Net interest income	5,673	6,028	11,441	11,968
Provision for credit losses	47	222	290	250
Net interest income after provision for credit losses	5,626	5,806	11,151	11,718
Non-interest income:
Customer service fees	339	362	662	719
Debit card fee income	440	435	857	845
Earnings on bank-owned life insurance and annuities	55	59	110	111
Trust fees	126	95	258	250
Commissions from sales of non-deposit products	73	112	168	216
Fees derived from loan activity	78	102	171	232
Mortgage banking income	10	6	23	13
Gain (loss) on sales and calls of securities	—	(1,074)	—	(1,074)
Change in value of equity securities	(42)	(57)	(64)	(80)
Gain from life insurance proceeds	161	51	161	51
Other non-interest income	139	1,291	246	1,375
Total non-interest income	1,379	1,382	2,592	2,658
Non-interest expense:
Employee compensation expense	2,131	2,213	4,166	4,235
Employee benefits	749	613	1,484	1,314
Occupancy	348	319	652	650
Equipment	166	184	331	359
Data processing expense	930	650	1,527	1,229
Professional fees	228	188	423	364
Taxes, other than income	56	133	165	264
FDIC Insurance premiums	124	72	195	164
Amortization of intangible assets	20	14	31	27
Amortization of investment in low-income housing partnerships	80	200	192	400
Merger and acquisition expense	209	—	209	—
Other non-interest expense	415	442	839	893
Total non-interest expense	5,456	5,028	10,214	9,892
Income before income taxes	1,549	2,160	3,529	4,484
Income tax provision	151	177	398	386
Net income	$1,398	$1,983	$3,131	$4,098
Earnings per share
Basic	$0.28	$0.40	$0.62	$0.82
Diluted	$0.28	$0.40	$0.62	$0.82

Michael Wolf

Email: michael.wolf@jvbonline.com

Phone: (717) 436-7203